Exhibit 4

FIRST AMENDMENT TO INTERCREDITOR AGREEMENT

THIS FIRST AMENDMENT TO INTERCREDITOR AGREEMENT (this “Amendment”) is executed as of August 27, 2018 (the “Effective Date”), by and among JACKSON INVESTMENT GROUP, LLC, a Georgia limited liability company, as purchaser and holder of the Term Note and as secured party under the Term Debt Documents (“Term Note Purchaser”), STAFFING 360 SOLUTIONS, INC., a Delaware corporation (“Parent”), certain of the Parent’s subsidiaries party hereto, and MIDCAP FUNDING X TRUST, a Delaware statutory trust and successor by assignment from MidCap Financial Trust, as Agent for the financial institutions or other entities from time to time parties to the ABL Loan Agreement (acting in such capacity, “Agent”), and as a “Lender” under the ABL Loan Agreement, or such then present holder or holders of the ABL Loans as may from time to time exist (as the “Lenders” under the ABL Loan Agreement; collectively with the Agent, the “ABL Lenders”). Reference in this Amendment to “Term Note Purchaser”, “Term Note Purchasers”, “each Term Note Purchaser” or otherwise with respect to any one or more of the Term Note Purchasers shall mean each and every person included from time to time in the term “Term Note Purchaser” and any one or more of the Term Note Purchasers, jointly and severally, unless a specific Term Note Purchaser is expressly identified.

RECITALS

A.       The Term Note Purchaser, Parent, certain of the Parent’s subsidiaries party thereto and ABL Lenders have entered into a Intercreditor Agreement dated as of September 15, 2017 (the “Intercreditor Agreement”), under the terms of which the ABL Lenders and Term Note Purchaser set forth the relative rights and priorities of ABL Lenders and Term Note Purchaser under the ABL Loan Documents and the Term Debt Documents in the Common Collateral.

B.       It is proposed that the Term Note Purchaser amend the Term Note Agreement to increase its senior debt secured investment in Parent on the date hereof by issuance and sale by Parent to Term Note Purchaser of a new 12% Senior Secured Note due September 15, 2020 in the principal amount of $8,427,794 (the “New Term Note”), pursuant to the Term Note Agreement, as amended by that certain First Omnibus Amendment, Joinder and Reaffirmation Agreement dated on or about the date hereof to Amended and Restated Note and Warrant Purchase Agreement in the form attached hereto as Exhibit A (the “First Amendment to Term Note Agreement”) so that the aggregate outstanding principal amount of such investment after giving effect to the First Amendment to Term Note Agreement is $48,427,794.

C.       It is proposed that the ABL Lenders amend the ABL Loan Agreement pursuant to an Amendment No. 10 and Joinder Agreement to Credit and Security Agreement and Limited Consent in the form attached hereto as Exhibit B (the “Tenth Amendment to ABL Loan Agreement”).

D.       The parties now wish to amend the Intercreditor Agreement as provided herein.

E.        All capitalized terms used in this Amendment, including in the Preamble and these Recitals, and not herein defined shall have the meanings given to them in the Intercreditor Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and of other good and valuable consideration, the receipt and sufficiency whereof are hereby acknowledged, the parties hereto agree as follows:

Agreement

1.                  The parties agree that the Recitals above are a part of this Amendment.

2.                  The Intercreditor Agreement is hereby amended as follows:

(a)               Recital C of the Intercreditor Agreement is hereby restated in its entirety to read as follows:

Term Note Purchaser has made a $40,000,000 senior debt secured investment in Parent that is guaranteed by the Borrowers pursuant to the Term Debt Documents (as defined below) as of September 15, 2017, which was increased to an aggregate outstanding principal amount of $48,427,794 on the First Amendment Closing Date. All of the Credit Parties’ obligations to Term Note Purchaser under the Term Note Agreement and the other Term Debt Documents (as hereinafter defined) are secured by liens on and security interests in substantially all of the now existing and hereafter acquired personal property of the Credit Parties.

(b)               Section 1 of the Intercreditor Agreement is hereby amended to add the following defined term in its alphabetical order:

“First Amendment Closing Date” shall mean August 27, 2018.

(c)               The definitions of “ABL Priority Deposit Accounts”, “Term Debt Cap”, “Term Debt Priority Deposit Accounts” and “Term Note” are hereby restated in their entirety, respectively, to read as follows:

“ABL Priority Deposit Accounts” shall mean all Deposit and Securities Accounts in which collections and other cash Proceeds of ABL Priority Collateral or advances under the ABL Loan Agreement are required to be deposited in accordance with the ABL Loan Documents (including any related lockboxes associated with such deposit accounts) and all other Deposit and Securities Accounts other than a Term Debt Priority Deposit Accounts. As of the First Amendment Closing Date, the ABL Priority Deposit Accounts are listed on Schedule 1 attached hereto. Agent and Parent agree to promptly notify Term Note Purchaser in writing of any additional ABL Priority Deposit Accounts established after the First Amendment Closing Date with Agent or which are subject to a deposit account or securities account control agreement in favor of Agent and to provide a written supplement to Schedule 1 hereto reflecting the addition of such ABL Priority Deposit Accounts; it being understood that any such supplement to Schedule 1 may not remove any Deposit Accounts or Securities Accounts set forth on Schedule 1 unless consented to in writing by Agent.

“Term Debt Cap” with respect to the Term Note, means the aggregate principal amount of the following (all as determined exclusive of all interest, fees (including attorneys’ fees) and expenses, expended by the Term Note Purchaser and remitted to Persons other than the Credit Parties to enforce its rights and remedies in respect of the Collateral, the Term Note, or both, and all indemnity obligations): (i) $48,427,794 in aggregate advances, minus (ii) the amount of all payments of principal on the Term Note.

“Term Debt Priority Deposit Accounts” shall mean one or more other Deposit Accounts or Securities Accounts now or hereafter established or maintained by any Grantor for the sole purpose of holding the Proceeds of any collection, sale or other disposition of any Term Debt Priority Collateral that the Term Note Purchaser requires to be held in such account or accounts pursuant to the terms of any Term Debt Document. As of the First Amendment Closing Date, the Term Debt Priority Deposit Accounts are listed on Schedule 2 attached hereto. Term Note Purchaser and Parent agree to promptly notify Agent in writing of any additional Term Debt Priority Deposit Accounts established after the First Amendment Closing Date which are or will be subject to a deposit account or securities account control agreement in favor of Term Note Purchaser and to provide a supplement to Schedule 2 reflecting the addition of such Term Debt Priority Deposit Accounts; it being understood that any such supplement to Schedule 2 may not remove any Deposit Accounts or Securities Accounts set forth on Schedule 2 unless consented to in writing by Term Note Purchaser.

“Term Note” shall mean, collectively, (i) the Parent’s $40,000,000 12% Senior Secured Promissory Note dated September 15, 2017 payable to Term Note Purchaser, and (ii) the Parent’s $8,427,794 12% Senior Secured Promissory Note dated August 27, 2018 payable to Term Note Purchaser, in either case together with any and all promissory notes at any time issued in substitution, exchange or replacement thereof.

(d)               Schedules 1 and 2 of the Intercreditor Agreement are hereby deleted and replaced with Schedules 1 and 2 attached to this Amendment.

3.                  Pursuant to the terms of Section 7.1 of the Intercreditor Agreement, Term Note Purchaser hereby consents to the Tenth Amendment to ABL Loan Agreement as an amendment, modification or supplement to the terms of the ABL Debt. The limited consent set forth in this Section 3 is effective solely for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) except as expressly provided herein, be a consent to any amendment, waiver or modification of any term or condition of the Intercreditor Agreement or of any other Term Debt Document; (b) prejudice any right that Term Note Purchaser or the holders from time to time of the Term Debt have or may have in the future under or in connection with the Term Note Agreement or any other Term Debt Document; (c) waive any Event of Default (as such terms are defined in the Term Note Agreement) that exists as of the date hereof; or (d) establish a custom or course of dealing among any of the ABL Lenders on the one hand, or Term Note Purchaser or any holder from time to time of the Term Debt, on the other hand.

4.                  Pursuant to the terms of Section 7.2 of the Intercreditor Agreement, Agent hereby consents to (i) the increase in the principal amount of the Term Debt by $8,427,794 as evidenced by the New Term Note and (ii) the First Amendment to Term Note Agreement as an amendment, modification or supplement to the terms of the Term Debt. The limited consent set forth in this Section 4 is effective solely for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) except as expressly provided herein, be a consent to any amendment, waiver or modification of any term or condition of the Intercreditor Agreement or of any other ABL Loan Document; (b) prejudice any right that Agent or the holders from time to time of the ABL Debt have or may have in the future under or in connection with the ABL Loan Agreement or any other ABL Loan Document; (c) waive any Event of Default (as such terms are defined in the ABL Loan Agreement) that exists as of the date hereof; or (d) establish a custom or course of dealing among any of the Term Note Purchaser on the one hand, or Agent or any holder from time to time of the ABL Debt, on the other hand.

5.                  Except as amended herein, the Intercreditor Agreement shall remain in full force and effect.

6.                  Upon the effectiveness of this Amendment, each reference in the Intercreditor Agreement to “this Intercreditor Agreement,” “this Agreement,” “hereunder,” “hereof,” “herein,” or words of similar import shall mean and be a reference to the Intercreditor Agreement, as amended by this Amendment.

7.                  This Amendment constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations, understandings, and agreements between such parties with respect to the subject matter hereof. To the extent of any conflict between the terms and conditions of this Amendment and the Intercreditor Agreement, the terms and conditions of this Amendment shall govern.

8.                  This Amendment may be executed in any number of duplicate originals or counterparts, each of such duplicate originals or counterparts shall be deemed to be an original and all taken together shall constitute but one and the same agreement. Each party to this Amendment agrees that the respective signatures of the parties may be delivered by fax, PDF, or other electronic means acceptable to the other parties and that the parties may rely on a signature so delivered as an original. Any party who chooses to deliver its signature in such manner agrees to provide promptly to the other parties a copy of this Amendment with its inked signature, but the party’s failure to deliver a copy of this Amendment with its inked signature shall not affect the validity, enforceability and binding effect of this Amendment.

[Signature Pages Follow]

IN WITNESS WHEREOF, intending to be legally bound, and intending that this First Amendment to Intercreditor Agreement constitute an instrument executed and delivered under seal, the parties have caused this Amendment to be executed under seal as of the date first written above.

AGENT:

MIDCAP FUNDING X TRUST, a Delaware statutory trust, as successor-by-assignment from MidCap Financial Trust

By:	Apollo Capital Management, L.P.,
its investment manager

By:	Apollo Capital Management GP, LLC,
its general partner

By:	/s/ Maurice Amsellem	(SEAL)
Name:	Maurice Amsellem
Title:	Authorized Signatory

Agent’s Signature Page to First Amendment to Intercreditor Agreement

TERM NOTE PURCHASER:

JACKSON INVESTMENT GROUP, LLC

By:	/s/ Douglas B. Kline	(SEAL)
Name:	Douglas B. Kline
Title:	Chief Financial Officer

Term Note Purchaser’s Signature Page to First Amendment to Intercreditor Agreement

PARENT:	STAFFING 360 SOLUTIONS, INC., a Delaware corporation

	By:	/s/ Brendan Flood	(Seal)
	Name:	Brendan Flood
	Title:	President and Chief Executive Officer

SUBSIDIARIES:

MONROE STAFFING SERVICES, LLC, a Delaware limited liability company

By:	/s/ Brendan Flood	(Seal)
Name:	Brendan Flood
Title:	President and Chief Executive Officer

FARO RECRUITMENT AMERICA, INC., a New York corporation

By	/s/ Brendan Chairman	(Seal)
Name:	Brendan Chairman
Title:	President and Chief Executive Officer

LIGHTHOUSE PLACEMENT SERVICES, INC., a Massachusetts corporation

By	/s/ David Faiman	(Seal)
Name:	David Faiman
Title:	Secretary and Treasurer

STAFFING 360 GEORGIA, LLC, a Georgia limited liability company

By:	/s/ Brendan Flood	(Seal)
Name:	Brendan Flood
Title:	President and Chief Executive Officer

KEY RESOURCES, INC., a North Carolina corporation

By:	/s/ Brendan Flood	(Seal)
Name:	Brendan Flood
Title:	President and Chief Executive Officer